Dear Shareholder

Please find enclosed an updated prospectus for the SCANA Investor Plus Plan.  We encourage you to carefully read this prospectus and keep it with your important documents.

If you have any questions please call SCANA Shareholder Services at 1-800-763-5891.

Sincerely yours,

SHAREHOLDER SERVICES